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                                                                    EXHIBIT 99.1

             [CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV LETTERHEAD]

April 30, 2003


Dear Limited Partner:

Enclosed please find a copy of the 2002 annual report on Form 10-K that was recently filed by Captec Franchise Capital Partners, LP IV (the "Partnership"). As always, this report includes the audited financial statements of the Partnership, management's discussion and analysis of the financial condition and results of operations and a detailed description of the Partnership's properties. I encourage you to read this report carefully in order to remain informed regarding the ongoing performance of the Partnership.

2002 RESULTS

During 2002, the Partnership continued to enjoy successful operations. The Partnership's portfolio of leased real estate and equipment performed very well during the year. The real estate properties were 100% occupied throughout the entire year. The portfolio of equipment leases also was fully performing throughout the year, except for one lease that was impaired in 2001 and was further written-down in 2002 due to deterioration in the circumstances related to the lessee. In all, during 2002 the Partnership received 99% of the rental income due under its real estate and equipment leases. From this foundation of strong portfolio performance, the Partnership was able to make cash distributions to the limited partners totaling $3,058,000, or approximately $104 per Unit (please note your actual distributions per Unit may vary depending on the timing of certain factors that impact that calculation).

NEW REAL ESTATE INVESTMENT

On April 4, 2003 the Partnership acquired from an affiliate the land and 2,275 square foot building comprising a Taco Bell restaurant located at 10554 Harrison Avenue, Harrison, Ohio. The property was constructed for its present use in 1991 and was fully operational at the time of the purchase. The property was purchased from FC Venture I, LLC, an affiliate of the Partnership's manager, for a purchase price of $1,150,000.

The Partnership purchased the property subject to an existing lease dated August 17, 1999 between FC Venture I, LLC and SDI Foods, Inc. ("SDI"). SDI and its affiliates presently operate sixty-two Taco Bell restaurants in five states, and the principal of SDI has been a Taco Bell franchisee since 1987. The lease is an absolute net lease whereby SDI is responsible for all expenses related to the property, including real estate taxes, insurance, maintenance and repair costs. The SDI lease expires on September 1, 2019 with two renewal options of five years each thereafter. Annual rent due under the lease is presently $115,500 and is scheduled to increase by 10.4% in September 2004 and every five (5) years thereafter.

The current annual rent for the property is equivalent to $50.77 per square foot. The depreciable basis for the property for federal tax purposes is $924,000, and the property will be depreciated using the straight-line method over thirty-nine years, at a rate of $23,692 per year.

FUTURE EXPECTATIONS

Looking forward into 2003 and beyond, we would like to remind you of the planned and ordinary cash flow dynamics of the Partnership's equipment and real estate portfolios.


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Equipment Lease Maturities

In accordance with the Partnership's investment objectives and policies described in the its December 23, 1996 Prospectus, the Partnership's equipment financing leases typically have a term of five to seven years, which is of a shorter duration than its typical real estate lease. The equipment leases were structured to receive rents sufficient to return 100% of the cost of the equipment, plus yield a return equivalent to market interest rates during the lease term, with minimal residual value remaining in the equipment upon maturity. Through December 31, 2002, the Partnership has received and distributed to the partner's a total of $6,030,000 of capital returned on its investments in leased equipment plus an additional $792,000 of proceeds from the sale of equipment.

The Partnership's equipment investment strategy will come to a successful conclusion over the next several years. A consequence of the successful completion of the equipment investment strategy and the return to the Partnership of its equipment acquisition costs plus a market rate of return will be a corresponding reduction in the Partnership's gross rental receipts as equipment leases expire. This will result in a reduction in the amount of cash available for distribution to limited partners in the future.

The first effects of equipment lease expirations were experienced in 2002, when five equipment leases matured. Of the remaining 18 equipment leases outstanding as of December 31, 2002, nine will mature during 2003 and another four will mature in 2004. The estimated impact of equipment lease maturities on lease receipts is as follows:

                               Equipment         Annual Reduction
                               Lease             in Equipment
                               Receipts          Lease Receipts
                               --------          --------------
        2001 (actual)          $1,563,000        n/a
        2002 (actual)          1,585,000         n/a
        2003 (estimated)       990,000           ($595,000)
        2004 (estimated)       354,000           (636,000)
        2005 (estimated)       102,000           (252,000)
        2006 (estimated)       11,000            (91,000)

Real Estate Lease Rent Escalations

In contrast to the equipment investment strategy, The Partnership's investments in real estate are of a longer duration, typically ten to twenty years. Further, as described in the Prospectus, the real estate investment objectives sought to generate increasing value as a result of rent escalations and appreciation of the properties.

Consistent with these objectives, the Partnership has enjoyed increasing rents from its real estate investments, and expects this trend to continue (based upon the existing leases) as illustrated below.

                               Real Estate       Annual Increase
                               Lease             in Real Estate
                               Receipts          Lease Receipts
                               --------          --------------
        2001 (actual)          $3,039,000        n/a
        2002 (actual)          3,092,000         n/a
        2003 (estimated)       3,158,000         $66,000
        2004 (estimated)       3,217,000         59,000
        2005 (estimated)       3,274,000         57,000
        2006 (estimated)       3,298,000         24,000

The foregoing chart does not include the effects of the Taco Bell property described above under NEW REAL ESTATE INVESTMENT. The Partnership funded this acquisition on a leveraged basis, investing approximately $245,000 of its capital, net of proceeds from a bank loan. As a result of this acquisition, the Partnership anticipates increases in cash flow beyond those illustrated above, initially in the amount of $44,000 per year (an 18.0% return on equity) and then increasing in September 2004 to $56,000 per year (a 22.9% return on equity) as a result of rent escalations.





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Distributions to Partners

Based upon the above factors, and consistent with the Partnership's initial investment strategy, cash distributions to limited partners are expected to decline (as compared to the prior year's distributions) beginning in 2003 and continuing for each subsequent year through 2006. As described, these declines are a result of implementing the original investment objectives of the Partnership - through the blending of shorter-term fixed cash flows from fully amortizing equipment lease investments with the longer-term escalating cash flows and potential for capital appreciation from investments in real estate. The declines are not reflective of any deterioration in the performance of the Partnership's investment portfolio, but rather, will be indicative of the successful completion by the Partnership of its equipment lease strategy.

We expect that the decline in cash distributions to limited partners will begin during the 2nd quarter of 2003. Thus, you should expect to receive a lower distribution amount beginning with the distribution paid in July 2003. Of course, the amount of net cash flow available for distributions is subject to other variables, including continued performance of the leases, fluctuations in interest rates on variable rate note obligations and changes in general and administrative costs. BASED UPON OUR CURRENT ESTIMATES OF ALL RELEVANT FACTORS, WE EXPECT THAT DISTRIBUTIONS WILL DECLINE TO A RANGE OF APPROXIMATELY $82.00 TO $85.00 PER UNIT IN 2003, AND WILL DECLINE FURTHER IN 2004 AND BEYOND. We caution that these are estimates made only to illustrate the effects of the factors described above. Actual results could differ materially adversely due to a variety of risks and uncertainties, some of which are beyond the Partnership's control.

If you have any questions regarding this information, please contact our investor services department at (888) 422-7832.

Yours very truly,

/s/ Patrick L. Beach

Patrick L. Beach
President
GP4 Asset Acquisition, LLC

Enclosure


This document contains forward-looking statements, which are any statements other than statements of historical fact. As utilized in this document, words such as "intends", "anticipates", "expects", "will", "could", "estimate" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements, including statements concerning anticipated future revenues, by their nature involve substantial risks and uncertainties, many of which are beyond the Partnership's control and the Partnership's actual results may differ materially depending on a variety of important factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. The Partnership disclaims any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this correspondence or to reflect the occurrence of unanticipated events, except as may be required by law.